Exhibit 10.16

SHARE AWARD AGREEMENT

THIS SHARE AWARD AGREEMENT is made on April 30, 2021 (the “Agreement”), by and among Hello Inc., an exempted company organized under the laws of the Cayman Islands (the “Company”) and YANG Lei (杨磊) (the “Award Recipient”).

WHEREAS, the Award Recipient is the chief executive officer of the Company; and

WHEREAS, the Company and the Award Recipient agree that the Company shall issue to the Award Recipient certain ordinary shares, US$0.00001 par value per share, of the Company (the “Ordinary Shares”).

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.                           Issuance of Shares

In consideration of the Award Recipient’s past and future services to the Company and for other good and valuable consideration, the Company agrees to issue to the Award Recipient 35,994,402 Ordinary Shares (the “Shares”) at nominal value on the date of this Agreement, subject to the terms and conditions set forth in this Agreement. The Award Recipient shall hold the Shares by himself or through any entity wholly owned by him.

2.                           Transfer Restrictions

The Shares shall not be directly or indirectly sold, transferred, pledged or otherwise disposed of (other than to an entity wholly owned by the Award Recipient) until the date on which the Company’s Total Market Capitalization reaches US$30 billion (the “Market Capitalization Milestone”).

For purpose of this Agreement, Total Market Capitalization on a particular day (the “Determination Date”) shall equal to the product of (a) the total number of outstanding shares of the Company (on a fully-diluted, as-converted basis) as of the close of the Determination Date, (b) the closing price per ADS as of the close of the Determination Date, as reported by The Nasdaq Stock Market (or other reliable source selected if Nasdaq is not reporting a closing price for that day), and (c) the ADS to ordinary shares conversion ratio.

3.                           Right of Repurchase

(a)             Repurchase Option.  At any time prior to the achievement of the Market Capitalization Milestone, if the Award Recipient’s employment relationship with the Group Companies terminates upon (x) the unilateral termination by the Award Recipient of his employment with any Group Company, or (y) the termination by any Group Company of the Award Recipient’s employment for cause, the Company shall upon the Termination Date have an irrevocable option (the “Repurchase Option”) to repurchase all of the Shares (each at nominal value) and shall immediately exercise such Repurchase Option.

(b)             Exercise of Repurchase Option.  The Company (or any assignee selected by the Company) may exercise the Repurchase Option by giving written notice to the Award Recipient at any time within twelve (12) months after the Termination Date, specifying the number of Shares to be repurchased (the “Repurchased Shares”) each at nominal value. Within ten (10) days after receipt of such notice, the Award Recipient shall send to the Company the certificate(s) representing the Repurchased Shares. Within ten (10) days following receipt of such certificate(s), the Company (or any assignee selected by the Company) shall make payment to the Award Recipient in the manner provided in Section 3(c), for the aggregate purchase price for the Repurchased Shares. Upon the date of such notice from the Company (or any assignee selected by the Company) to the Award Recipient, the interest of the Award Recipient in the Repurchased Shares shall automatically terminate, except for the right to receive payment from the Company (or any assignee selected by the Company) for such Repurchased Shares.

(c)             Method of Payment.  The Company (or any assignee selected by the Company) shall pay the aggregate purchase price for the Repurchased Shares hereunder in cash.

(d)             Adjustment in Shares.  If, from time to time, prior to the exercise of the Repurchase Option, there is any change affecting the Company’s outstanding Ordinary Shares as a class that is effected without the receipt of consideration by the Company (through merger, consolidation, reorganization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), then any and all new, substituted or additional securities or other property to which the Award Recipient is entitled by reason of the Award Recipient’s ownership of the Shares shall be immediately subject to the Repurchase Option and be included in the word “Shares” for all purposes of the Repurchase Option with the same force and effect as the Shares presently subject to the Repurchase Option, but only to the extent the Shares are, at the time, covered by such Repurchase Option.

4.                           ESOP Restrictions

The Company undertakes not to and the Award Recipient undertakes not to cause the Company to issue any additional equity-based awards (including, but not limited to, any type of equity-based awards that can be granted under the Company’s equity incentive plans, such as options, stock appreciation rights, restricted shares, restricted share units, or other rights or benefits under such plans) to the Award Recipient prior to the achievement of the Market Capitalization Milestone.

5.                           Automatic Conversion

Immediately upon the completion of the initial public offering of the Company, all of the Shares will be re-designated into the same number of Class B ordinary shares on a one-for-one basis and shall enjoy the same rights and privileges as other Class B ordinary shares (including, but not limited to, voting rights and dividend rights, but subject to the transfer restrictions under Section 2), whether or not the Market Capitalization Milestone is achieved.

6.                           Definitions.

The following terms shall have the meanings ascribed to them below:

“ADS” shall mean the American depositary shares representing the Ordinary Shares of the Company.

“Group Companies” shall mean the Company, its direct and indirect subsidiaries and its consolidated affiliated entities, and a “Group Company” shall mean any of them.

“Termination Date” shall mean the date of termination of the Award Recipient’s employment relationship with the Group Companies as provided under Section 3(a) of this Agreement.

7.                           Failure to Deliver Shares.

If the Award Recipient becomes obligated to sell all or a portion of the Shares to the Company (or any assignee selected by the Company) under this Agreement and fails to deliver such Shares to the Company (or any assignee selected by the Company) in accordance with the terms of this Agreement, the Company (or any assignee selected by the Company) may, at its option, in addition to all other remedies it may have, send to the Award Recipient by registered mail, return receipt requested, the purchase price for such Shares, determined as is herein specified. Thereupon, the Company, upon written notice to the Award Recipient, (a) shall cancel on its books the certificate or certificates representing the Shares to be sold; and (b) shall issue, in lieu thereof, a new certificate or certificates in the name of the Company (or any assignee selected by the Company) representing such Shares which may remain; and thereupon all of the Award Recipient’s rights in and to such Shares shall terminate.

8.                           Governing Law; Successors and Assigns.

This Agreement shall be construed in accordance with and governed by the laws of Hong Kong and shall be binding upon the heirs, personal representatives, executors, administrators, successors and assigns of the parties.

9.                           Notices.

All notices to be given or otherwise made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument, delivered by hand in person, or by express overnight courier service, or by electronic facsimile or email transmission (with a copy sent by first class mail, postage prepaid), or by registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by the addressee to the addresser listing all parties:

If to the Company:

Address: 上海市闵行区园秀路28号旭辉莘庄中心1号楼16楼

Attn: YANG Lei (杨磊)

E-mail: [REDACTED]

If to the Award Recipient:

Address: [REDACTED]

Attn: YANG Lei (杨磊)

E-mail: [REDACTED]

All such notices shall, when mailed or sent via facsimile, be effective when received or when attempted delivery is refused.

10.                    Entire Agreement and Amendments.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by the agreement among the Company and the Award Recipient.

11.                    Severability.

If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

12.                    Dispute Resolution.

The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days of the commencement of such negotiations, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Procedures for the Administration of International Arbitration(the “Administered Rules”) in effect at the time of the arbitration, which rules are deemed to be incorporated by reference in this Section 12. The arbitration tribunal shall consist of one (1) arbitrator to be appointed according to the Administered Rules. The language of the arbitration shall be English.

13.                    Counterparts.

This Agreement may be executed in one or more counterparts and may be delivered by electronic PDF or facsimile transmission, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

COMPANY:	Hello Inc.

	By:	/s/ Yang Lei
	Name:	YANG Lei
	Title:	Director and Chief Executive Officer

AWARD RECIPIENT:	YANG Lei

	By:	/s/ YANG Lei

[Signature Page to Share Award Agreement]